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                                                                  Exhibit 11
                               J. C. PENNEY COMPANY, INC.
                             and Consolidated Subsidiaries

                       Computation of Net Income Per Common Share
                   (Amounts in millions except per common share data)





                                                  39 Weeks Ended
                                     ___________________________________________
                                     October 31, 1998        October 25, 1997
                                     --------------------   --------------------
                                     Shares      Income     Shares      Income
                                     _______     ________   _______     ________

     Basic

     Net income                                  $   387                $   342
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                                   (28)                   (30)
                                                 _______                _______
     Adjusted net income                             359                    312

     Weighted average number of
       shares outstanding             253.3                  246.3
                                      _____      _______     _____      _______
                                      253.3      $   359     246.3      $   312
                                      =====      =======     =====      =======

     Net income per common share                 $  1.42                $  1.27
                                                 =======                =======



     Diluted

     Net income                                  $   387                $   342
     Tax benefit differential on ESOP
       dividend assuming stock is
       fully converted                                -                      -
     Assumed additional contribution
       to ESOP if preferred stock is
       fully converted                                (1)                    (2)
                                                 _______                _______
     Adjusted net income                             386                    340

     Weighted average number of
       shares outstanding (basic)     253.3                  246.3
     Common stock equivalents:
       Stock options and other
       dilutive effect                  2.0                    2.4
     Convertible preferred stock       16.7                   18.4
                                      _____      _______     _____      _______
                                      272.0      $   386     267.1      $   340
                                      =====      =======     =====      =======

     Net income per common share                 $  1.42                $  1.25
                                                 =======                =======